Morgan
                                                                & Company



March  30,  2005



Securities  and  Exchange  Commission
450  Fifth  Street  NW
Washington,  DC
20549  USA

Dear  Sirs:

RE:  ATM  FINANCIAL  CORP.
     FILE  REF.  NO.  333-103647

We were previously the principal accountants for ATM Financial Corp. and we reported on the financial statements of ATM Financial Corp. as of the periods since December 31, 2002. As of March 28, 2005, we were not engaged as the principal accountants for ATM Financial Corp. We have read ATM Financial Corp.'s statements under Item 4 of its Form 8-K/A, dated March 28, 2005, and we agree with such statements.

For the most recent fiscal period of 2004, there has been no disagreement between ATM Financial Corp. and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours  truly,

"Morgan  &  Company"

Chartered  Accountants